Exhibit 3.8

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MYMEDICALRECORDS, INC.

MyMedicalRecords, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that:

FIRST: The name of the Corporation is MyMedicalRecords, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is January 19, 2005.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending and restating Article IV of its Certificate of Incorporation as follows:

"The Company is authorized to issue one class of stock to be designated "Common Stock." The total number of shares of all classes of capital stock which the Company shall have authority to issue is 1,000, all of which shall be Common Stock, having a par value of $0.0001 per share (the "Common Stock")."

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the sole stockholder of the Corporation for its approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chairman, Chief Executive Officer and President this 19th day of February, 2015.

MYMEDICALRECORDS, INC.

By: _____________________
Ingrid Safranek

Secretary